Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON ANNOUNCES EXCHANGE OF CONVERTIBLE NOTES INTO COMMON STOCK

PITTSBURGH, PA – August 18, 2009 – Calgon Carbon Corporation (NYSE:CCC) announced that a holder of $6.0 million aggregate principal amount of its outstanding 5.00% Senior Convertible Notes due 2036 (Notes), has exchanged its Notes for approximately 1.2 million shares of Calgon Carbon common stock.  This transaction represents the exchange of all remaining outstanding Notes that were originally issued in August 2006.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air cleaner and safer.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain.  Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report  pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs.  In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.